UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2011

API TECHNOLOGIES CORP.

(Exact Name of registrant as specified in its charter)

Commission File Number: 000-29429

DE	98-0200798
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

4705 S. Apopka Vineland Rd. Suite 210 Orlando, FL 32819	60606
(Address of principal executive offices)	(zip code)

(407) 909-8015

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

API Technologies, Inc. (the “Company”) previously filed a current report on Form 8-K on July 1, 2011 (the “Initial Form 8-K”). This current report on Form 8-K/A amends and restates Item 1.01 of the Initial Form 8-K to correct the number of shares of common stock issued in connection with the Purchase Agreement (as defined below) and to clarify that the related Purchase Agreement and Registration Rights Agreement (both as defined below) will be filed with the Company’s next annual report on Form 10-K.

Item 1.01. Entry Into a Material Definitive Agreement.

On June 27, 2011 (the “Closing Date”), the Company entered into an Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) with each of the lenders party thereto (the “Lenders”) and Morgan Stanley Senior Funding, Inc., as lead arranger, sole book-runner and administrative agent for the Lenders (the “Agent”), which amends and replaces in its entirety the Company’s Credit Agreement, dated as of June 1, 2011 (the “Original Credit Agreement”). The Amended and Restated Credit Agreement provides for a secured term loan facility in the principal amount of $170 million and a $15 million secured revolving credit facility, with an option for the Company to request an increase in the revolving credit facility commitment of up to an aggregate of $5 million.

After giving effect to the application of the proceeds of the equity financing discussed below to the repayment of $30 million aggregate principal amount of term loans, $170 million aggregate principal amount of term loans remained outstanding under the Amended and Restated Credit Agreement as of the Closing Date.

At the Company’s option, revolving loans and the term loans accrue interest at a per annum rate based on either:

•	the base rate plus a margin equal to 5.25%, subject to adjustment as noted below; or

•	the LIBOR rate plus a margin equal to 6.25%, subject to adjustment as noted below.

The “base rate” means the highest of (i) the Agent’s prime lending rate, (ii) the federal funds rate plus a margin equal to 0.50%, (iii) the one month LIBOR rate plus a margin equal to 1.00% and (iv) 2.50%. The “LIBOR rate” means the higher of (i) a floating per annum rate based upon the LIBOR rate for the applicable interest period and (ii) 1.50%. If the interest rate margin for incremental revolving loans is higher than the interest rate margin for existing revolving loans, then:

•	the interest rate margin for all revolving loans shall be increased to the higher applicable interest rate margin for incremental revolving loans; and

•

the interest rate margin for all term loans shall be increased to the extent necessary so that such interest rate margin is 0.25% less than the interest rate margin applicable to such incremental revolving loans.

Accrued interest on the revolving loans and term loans shall be due and payable in arrears at the end of each of the Company’s fiscal quarters, provided that revolving loans and term loans accruing interest based upon the LIBOR rate shall be due and payable at the end of each applicable interest period (or at each three month interval in the case of loans with interest periods greater than three months). The Company is also obligated to pay other customary fees for a credit agreement of this size and type.

Revolving loans may be borrowed, repaid and reborrowed until June 1, 2014, at which time all amounts borrowed pursuant to the revolving credit facility must be repaid.

The term loans will be repaid quarterly at the end of each of the Company’s fiscal quarters, with each quarterly installment equaling one quarter of 1% of the aggregate principal amount of the term loans outstanding as of the Closing Date after giving effect to the Amended and Restated Credit Agreement, provided that the remaining balance will be paid on the maturity date of June 1, 2016. The term loans are subject to mandatory prepayment under certain circumstances, including in connection with, and subject to certain reinvestment rights, the Company’s receipt of net proceeds from certain issuances of indebtedness, sales of assets, casualty events, annual excess cash flow and capital contributions resulting from the exercise of its equity cure rights with respect to financial covenants. In the event that the term loans are refinanced or repriced prior to June 1, 2012, and the effective interest rate margin or weighted average yield is less than the applicable interest rate margin or weighted average yield, then a fee will be due in an amount equal to 1.0% of the principal amount of such term loans prepaid or 1.0% of the principal amount of such term loans outstanding after giving effect to such repricing.

The Company has granted a security interest in substantially all of its assets to secure its obligations pursuant to the Amended and Restated Credit Agreement. The Amended and Restated Credit Agreement is guaranteed by the Company’s existing and future material U.S. and Canadian subsidiaries and such guaranty obligations are secured by a security interest on substantially all of the assets of such subsidiaries, including certain material real property.

The Amended and Restated Credit Agreement contains customary affirmative and negative covenants, including covenants that limit the ability of the Company and its subsidiaries to, among other things, grant liens, merge or consolidate, dispose of assets, pay dividends or distributions, repurchase stock, incur indebtedness, make loans, make investments or acquisitions, enter into certain transactions with affiliates, make capital expenditures, enter into certain restrictive agreements affecting its subsidiaries, and enter into certain negative pledge arrangements, in each case subject to customary exceptions for a credit agreement of this size and type. The Company is also required to maintain compliance with a consolidated total leverage ratio and a consolidated interest expense coverage ratio.

The Amended and Restated Credit Agreement includes customary events of default that include, among other things, non-payment defaults, inaccuracy of representations and warranties, covenant defaults, cross default to material indebtedness, bankruptcy and insolvency defaults, non-compliance with ERISA laws and regulations, defaults under the security documents or guaranties, material judgment defaults, invalidity of the Amended and Restated Credit Agreement and related loan documents, and a change of control default. Under certain circumstances, the occurrence of an event of default could result in an increased interest rate equal to 2.0% above the applicable interest rate for loans, the acceleration of the Company’s obligations pursuant to the Amended and Restated Credit Agreement and an obligation of the subsidiary guarantors to repay the full amount of the Company’s borrowings pursuant to the Amended and Restated Credit Agreement.

The foregoing description of the Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Credit Agreement, a copy of which was attached as Exhibit 10.1 to the Initial Form 8-K and is incorporated by reference herein.

Also on June 27, 2011, the Company entered into a Common Stock Purchase Agreement (the “Purchase Agreement”), by and among the Company and the Purchasers (as defined therein), pursuant to which the Company issued 4,791,958 shares of its common stock (the “Shares”) in a private placement for a purchase price of $6.50 per Share. The Company received aggregate gross proceeds of approximately $31,147,727 from the private placement. In connection with the private placement, the Company also issued up to 300,000 shares of common stock to certain Purchasers in consideration for a backstop commitment provided by such Purchasers.

Furthermore, the Purchase Agreement provides that until June 27, 2016, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of a majority of the independent directors of the Company (determined in accordance with NASDAQ’s listing rules), either directly or indirectly:

•	enter into, modify, or amend any contract, agreement, arrangement, or transaction with any affiliate of the Company, subject to certain exceptions;

•	effect any reverse stock split or stock combination;

•

repurchase, redeem, cancel or otherwise consummate a transaction involving any securities of the Company if the effect thereof would cause Vintage Capital Management, LLC and/or its affiliates to own ninety percent (90%) or more of any class of securities of the Company; or

•

approve, enter into or consummate any Change in Control (as defined in the Purchase Agreement) transaction in which Vintage Capital Management, LLC or any of its affiliates (i) is receiving any transaction fees or other fees or (ii) is being paid, in respect of any equity securities of the Company, any consideration in addition to or in a different form than what is being paid to all other holders of the Company’s common stock.

In addition, the Purchase Agreement provides that if the Company proposes to issue any shares of its common stock or securities that include the right to acquire its common stock, other than in certain issuances, each Purchaser that holds at least 5% of the Company’s outstanding common stock (calculated on a fully converted and exchanged basis) has the right to purchase its pro rata share of such securities, based on the number of shares of common stock (including shares of the Company’s common stock issuable upon conversion or exchange of other securities of the Company) held by such Purchaser in the Company before such issuance.

Pursuant to a Registration Rights Agreement entered into by and among the Company and the Purchasers in connection with the Purchase Agreement (the “Registration Rights Agreement”), the Company agreed to prepare and file a registration statement covering the resale of the Shares as soon as commercially practicable after June 27, 2011, and to use commercially reasonable efforts to have such registration statement declared effective by the Securities Exchange Commission as soon as practicable. Such registration statement will also include up to 300,000 shares of common stock issued to certain Purchasers as consideration for a backstop commitment provided by such Purchasers. The Company will also agree to use commercially reasonable efforts to keep the registration statement continuously effective until the earliest to occur of: (x) June 27, 2016, (y) the date on which all of the Shares sold pursuant to the Purchase Agreement may be sold under Rule 144, or (z) the date on which all of the Shares sold pursuant to the Purchase Agreement have been sold by the Purchasers.

The foregoing is not a complete summary of the terms of the private placement, Purchase Agreement or Registration Rights Agreement described in this Item 1.01, and such summary is qualified in its entirety by reference to the Purchase Agreement and Registration Rights Agreement, copies of which will be filed with the Company’s next annual report on Form 10-K. On June 27, 2011, the Company issued a press release announcing the private placement, a copy of which was attached as Exhibit 99.1 to the Initial Form 8-K and is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

API TECHNOLOGIES CORP.

By:	/s/ John Freeman
Name: John Freeman
Title: Chief Financial Officer

Date: July 8, 2011